EXHIBIT 99



  Investor Press Release

  FOR IMMEDIATE RELEASE                FOR MORE INFORMATION CONTACT:
  7/14/98                              Mary Healy, Investors 630-623-6429
                                       Chuck Ebeling, Media 630-623-6150

               McDONALD'S ANNOUNCES PRODUCTIVITY STUDY RESULTS
               -----------------------------------------------


  OAK BROOK, IL --Today, McDonald's Corporation announced the complete results of its home office productivity initiative designed to improve staff alignment, focus and productivity, and reduce ongoing selling,

  general and administrative expenses.

       As a result of this initiative, the Company expects to reduce home office staffing by about 23 percent or approximately 525 positions,

  consolidate certain home office facilities and reduce other expenditures in a variety of areas over the next 18 months.  These efficiencies have been identified through a combination of better alignment and coordination with our recently reorganized U.S. field organization,

  processing and communication efficiencies made possible by enhanced technology, and the outsourcing of certain business processes.

       When these changes are fully implemented, the Company expects to save about $100 million of selling, general & administrative expenses per year.  Approximately two-thirds of the savings are expected to be realized in 1999 with the full amount of annualized savings being realized in 2000.

       McDonald's President and CEO-elect, Jack M. Greenberg said, ``The changes we are making are significant in scope and impact.  They are part of an ongoing process designed to make McDonald's more focused,

  competitive, productive and innovative.  We believe these changes will strengthen our position as the World's Best Fast Food Restaurant

  Experience and be good for our customers, owner/operators, suppliers,

  employees and shareholders.''

       The Company will incur a special pre-tax charge of $160 million in the second quarter 1998 for employee severance and outplacement,

  consolidation of facilities and other costs in connection with the home office productivity initiative.

       Previously, the Company announced plans to introduce a `Made for

  You' food preparation system in the United States and Canada, and to provide financial incentives to McDonald's owner/operators to defray the cost of equipment made obsolete as a result of conversion to this new system.  At that time, the Company stated it expected to take a pre-tax charge of $170-$190 million related to the introduction of the `Made for

  You' system.

       As a result of both the `Made for You' and productivity initiatives,

  the Company will incur a special pre-tax charge totaling $350 million in the second quarter 1998 including $190 million related to `Made for You'.

  The total reduction of net income and earnings per share is expected to be $235 million and $.33, respectively.  The announcement of second quarter earnings will be July 20, 1998.

       McDonald's is the largest and best-known global foodservice retailer, with more than 23,300 restaurants in 111 countries.


  Forward-Looking Statements

  Certain forward-looking statements are included in this release. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations and involve a number of risks and uncertainties. Actual results could differ materially due to the success of business and operating initiatives including those discussed in this release; and changes in business and economic conditions; consumer preferences, spending patterns and demographic trends; accounting policies and practices and legislation and governmental regulation.



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